Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Third Quarter 2022 Results

–Adjusted EBITDA Growth of 11% Led by Strong Engineered Structures Performance
–Consolidated Year-Over-Year Adjusted EBITDA Margin Expanded Despite Inflationary Cost Pressures
–Completed $275 Million Divestiture of Storage Tanks Business in October Advancing Portfolio Simplification and Providing Capital to Reinvest in Growth Businesses

DALLAS, Texas - ARCOSA, Inc. - November 2, 2022:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the third quarter ended September 30, 2022.

Third Quarter Highlights (All comparisons are versus the prior year quarter unless noted otherwise)
•Revenues of $603.9 million, up 8%
•Net income of $32.0 million, up 35%, and Adjusted Net Income of $33.7 million, up 21%
•Diluted EPS of $0.66, up 35%, and Adjusted Diluted EPS of $0.70, up 23%
•Adjusted EBITDA of $90.8 million, up 11%, and Adjusted EBITDA Margin of 15.0%
•Operating cash flow of $71.4 million; Free Cash Flow of $38.4 million, with free cash flow conversion of 120%

“We delivered another quarter of double-digit Adjusted EBITDA growth, meeting our overall expectations for the third quarter,” said Antonio Carrillo, President and Chief Executive Officer. “Demand conditions in our growth businesses remained favorable, and we continued to execute well in our cyclically challenged businesses. During the quarter, we took proactive pricing actions across our portfolio of businesses to counter inflationary pressures leading to higher overall margins and free cash flow compared to last year.

“Our third quarter performance was led by Engineered Structures, generating an impressive 42% increase in Adjusted Segment EBITDA with a 360 basis point expansion in segment margins. Consistent grid modernization and electrification demand drivers within utility structures along with strategic pricing measures to combat high steel prices improved year-over-year profitability within the segment.

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“During the quarter, overall construction activity was healthy, and the outlook for public infrastructure and non-residential spending remains very positive. Pricing momentum continued to be strong in the third quarter, offsetting inflationary cost pressures, leading to margins consistent with the second quarter. In certain markets, wet weather and limitations on cement availability delayed projects and constrained volumes. In addition, a deceleration in single-family residential activity, which aligned with the sharp rise in mortgage rates during the quarter, impacted our natural aggregates volumes. As a result, Adjusted Segment EBITDA for Construction Products came in relatively flat compared to last year.

“Our cyclical businesses performed in-line with our expectations. As anticipated, improved profitability in our steel components businesses serving the North American railcar market was offset by lower profitability in our barge and wind towers businesses. Order inquiries in our barge business increased consistent with the positive outlook for a dry barge replacement cycle, though the actual level of orders received during the quarter remained constrained by high steel prices.

“The passage of the Inflation Reduction Act in August, which included a long-term extension of the Production Tax Credit that expired at the end of 2021, is a significant catalyst for our wind towers business. However, the lapse in the PTC has created a near-term lull in projects as the wind industry supply chain takes time to recalibrate. As a result, we anticipate 2023 will be a transition year while we prepare for an expected strong multi-year rebound in volumes beginning in 2024.”

Carrillo continued, “On October 3rd, we completed the divestiture of our storage tanks business for $275 million, representing an important milestone that reflects our ongoing commitment to portfolio simplification. The divestiture is an excellent example of improving a business and preparing it for monetization when market conditions are supportive, enabling Arcosa to realize significant value to ultimately reinvest in our growth businesses. We continue to make solid progress on the organic growth projects we have underway in Construction Products and Engineered Structures and look forward to their positive contributions in 2023 and beyond.”

2022 Outlook and Guidance

The Company made the following adjustments to its full year guidance to reflect the completion of the divestiture of its storage tanks business on October 3, 2022:

•Adjusted its Revenue guidance range to $2.20 billion to $2.25 billion, from its prior guidance range of $2.2 billion to $2.3 billion.
•Revised its Adjusted EBITDA guidance range to $320 million to $330 million, from its prior guidance range of $325 million to $345 million. The revised Adjusted EBITDA guidance range excludes the anticipated fourth quarter pre-tax gain on the storage tanks divestiture of $190 million to $198 million.
•Previous guidance included full year revenues of approximately $245 million to $255 million and full year Adjusted EBITDA of $52 million to $55 million from the storage tanks business; revenues and Adjusted EBITDA for storage tanks for the nine months ended September 30, 2022 were $187.6 million and $46.5 million, respectively.

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Commenting on the outlook, Carrillo noted, “Based on strong year-to-date results and the successful completion of the storage tanks divestiture, we are revising our 2022 Adjusted EBITDA guidance to remove storage tanks’ expected fourth quarter contribution. We continue to anticipate robust year-over-year growth in 2022 and now expect full-year Adjusted EBITDA to increase 15% at the mid-point of our range.”

Carrillo concluded, “Arcosa continues to execute successfully on our strategy, building long-term shareholder value by allocating capital efficiently and focusing on higher-return businesses where we maintain sustainable, competitive advantages. Supported by our strengthened balance sheet and improved cash flow, Arcosa has ample flexibility to expand our market opportunity through organic growth initiatives and opportunistic acquisitions.”

Third Quarter 2022 Results and Commentary

Construction Products

•Revenues increased 7% to $244.2 million primarily due to strong organic pricing, partially offset by lower overall volumes.
•Wet weather and cement availability that constrained our ready mix customers and delayed projects in certain markets contributed to the volume decline. A deceleration in new single-family residential construction activity also impacted volumes in our natural aggregates business.
•Inflationary cost pressures related to higher diesel, cement, and process fuels increased cost of revenues by approximately $9 million.
•Adjusted Segment EBITDA of $53.9 million was roughly flat compared to the prior year.
•Adjusted Segment EBITDA Margin was 22.1%, consistent with the second quarter but down from 24.0% in the prior year.

Engineered Structures

•Revenues increased 11% year-over-year to $277.0 million driven by higher pricing in our utility structures and storage tanks businesses, due to elevated steel prices.
•Adjusted Segment EBITDA increased 42% to $45.8 million, representing a 16.5% margin compared to a 12.9% margin a year ago.
•The increase in Adjusted Segment EBITDA was due to increased revenues as well as improved margins in our utility structures and storage tanks businesses.
•Order activity for utility, telecom, and traffic structures continued to be healthy during the quarter, with a book-to-bill above 1.0.
•The combined backlog for utility, wind, and related structures at the end of the third quarter was $370.4 million compared to $465.9 million at the end of the third quarter of 2021.

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Transportation Products

•Revenues were $82.7 million, a slight increase year-over-year as a 37% increase in steel components revenues was largely offset by a 13% decrease in revenues from inland barges.
•The increase in steel components revenues reflected higher deliveries as the North American railcar market shows signs of a modest recovery.
•The decline in inland barge revenues was due to lower tank barge deliveries.
•Adjusted Segment EBITDA decreased 20% year-over-year to $4.9 million, representing a 5.9% margin compared to 7.5% in the prior year.
•During the quarter, we received orders of approximately $48 million in our barge business, representing a book-to-bill of 0.94X. These orders add to our backlog visibility for 2023 and enhance our flexibility as we wait for an anticipated market recovery.
•Barge backlog at the end of the quarter was $128.9 million compared to $130.2 million at the end of the third quarter of 2021. We expect to deliver 22% of our current backlog in 2022 with the remainder scheduled to deliver in 2023.

Corporate and Other Financial Notes

•Excluding acquisition and divestiture-related costs, corporate expenses were $15.1 million in the third quarter, an increase of $3.2 million compared to the prior year.
•Acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA for both periods, were $1.6 million in the third quarter compared to $2.5 million in the prior year.
•As of September 30, 2022, the assets and liabilities related to the storage tanks divestiture were classified as held for sale within our Consolidated Balance Sheet. There were no changes to the presentation of the Consolidated Statements of Operations or Cash Flows.

Cash Flow and Liquidity

•Operating cash flow was $71.4 million during the third quarter, an increase of $45.7 million year-over-year.
•Working capital was a $3.8 million use of cash for the quarter and improved from prior year's $34.4 million use of cash, primarily driven by reduced receivables.
•Capital expenditures were $33.0 million, up from $19.3 million in the prior year, as progress continues on organic growth projects underway in Construction Products and Engineered Structures. Free Cash Flow for the quarter was $38.4 million, up from $6.4 million in the prior year.
•We ended the quarter with total liquidity of $428.8 million, including $112.2 million of cash, and net debt to Adjusted EBITDA was 1.8X for the trailing twelve months.
•In October 2022, the Company used $155.0 million of the cash proceeds from the sale of the storage tanks business to pay down the outstanding borrowings under its revolving credit facility.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on November 3, 2022 to discuss third quarter 2022 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 877-830-2591 for domestic callers and 785-424-1738 for international callers. The conference ID is ARCOSA and the passcode is 36987. An audio playback will be available through 11:59 p.m. Eastern Time on November 17, 2022, by dialing 800-839-9886 for domestic callers and 402-220-2191 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees’ ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2021 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$603.9	$559.1	$1,742.5	$1,514.6
Operating costs:
Cost of revenues	487.1	459.1	1,404.9	1,237.6
Selling, general, and administrative expenses	67.8	62.5	196.7	185.3
	554.9	521.6	1,601.6	1,422.9
Operating profit	49.0	37.5	140.9	91.7

Interest expense	8.6	7.3	23.5	16.0
Other, net (income) expense	(0.2)	0.1	1.1	0.3
	8.4	7.4	24.6	16.3
Income before income taxes	40.6	30.1	116.3	75.4
Provision for income taxes	8.6	6.4	25.1	15.0
Net income	$32.0	$23.7	$91.2	$60.4

Net income per common share:
Basic	$0.66	$0.49	$1.88	$1.25
Diluted	$0.66	$0.49	$1.87	$1.23
Weighted average number of shares outstanding:
Basic	48.3	48.2	48.2	48.1
Diluted	48.5	48.6	48.5	48.6

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2022	2021	2022	2021
Aggregates and specialty materials	$216.8	$202.3	$620.9	$519.1
Construction site support	27.4	25.1	80.7	66.0
Construction Products	244.2	227.4	701.6	585.1

Utility, wind, and related structures	211.2	189.4	608.5	545.0
Storage tanks	65.8	60.7	187.6	154.6
Engineered Structures	277.0	250.1	796.1	699.6

Inland barges	50.9	58.4	151.7	165.3
Steel components	31.8	23.2	93.1	64.7
Transportation Products	82.7	81.6	244.8	230.0

Segment Totals before Eliminations	603.9	559.1	1,742.5	1,514.7
Eliminations	—	—	—	(0.1)
Consolidated Total	$603.9	$559.1	$1,742.5	$1,514.6

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating profit (loss):	2022	2021	2022	2021
Construction Products	$27.6	$26.8	$72.4	$60.5
Engineered Structures	37.1	23.6	106.9	70.2
Transportation Products	1.0	1.5	7.2	6.9
Segment Totals before Corporate Expenses	65.7	51.9	186.5	137.6
Corporate	(16.7)	(14.4)	(45.6)	(45.9)
Consolidated Total	$49.0	$37.5	$140.9	$91.7

Backlog:	September 30, 2022	September 30, 2021
Engineered Structures:
Utility, wind, and related structures	$370.4	$465.9
Storage tanks(1)	$15.9	$20.8
Transportation Products:
Inland barges	$128.9	$130.2

(1) On October 3, 2022, the Company sold the storage tanks business and its related backlog.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$112.2	$72.9
Receivables, net of allowance	326.1	310.8
Inventories	328.8	324.5
Assets held for sale	114.8	20.4
Other	40.9	39.3
Total current assets	922.8	767.9

Property, plant, and equipment, net	1,171.4	1,201.9
Goodwill	958.6	934.9
Intangibles, net	261.4	220.3
Deferred income taxes	8.7	13.2
Other assets	57.7	49.9
	$3,380.6	$3,188.1
Current liabilities:
Accounts payable	$221.6	$184.7
Accrued liabilities	135.2	145.9
Advance billings	16.0	18.6
Liabilities held for sale	36.7	—
Current portion of long-term debt	13.9	14.8
Total current liabilities	423.4	364.0

Debt	696.6	664.7
Deferred income taxes	154.1	134.0
Other liabilities	75.2	72.1
	1,349.3	1,234.8
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,708.6	1,692.6
Retained earnings	363.3	279.5
Accumulated other comprehensive loss	(15.8)	(19.3)
Treasury stock	(25.3)	—
	2,031.3	1,953.3
	$3,380.6	$3,188.1

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net income	$91.2	$60.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	116.9	107.0
Stock-based compensation expense	15.5	12.8
Provision for deferred income taxes	19.7	9.7
Gains on disposition of property and other assets	(6.5)	(9.0)
(Increase) decrease in other assets	2.3	6.5
Increase (decrease) in other liabilities	(18.7)	(17.6)
Other	(3.6)	(6.3)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(52.0)	(76.9)
(Increase) decrease in inventories	(39.1)	(36.1)
(Increase) decrease in other current assets	(3.0)	(9.8)
Increase (decrease) in accounts payable	57.9	60.7
Increase (decrease) in advance billings	(2.6)	(26.2)
Increase (decrease) in accrued liabilities	4.6	1.6
Net cash provided by operating activities	182.6	76.8
Investing activities:
Proceeds from disposition of property and other assets	31.5	14.9
Capital expenditures	(85.9)	(60.8)
Acquisitions, net of cash acquired	(75.1)	(523.4)
Net cash required by investing activities	(129.5)	(569.3)
Financing activities:
Payments to retire debt	(59.8)	(4.2)
Proceeds from issuance of debt	80.0	500.0
Shares repurchased	(15.0)	(9.4)
Dividends paid to common stockholders	(7.4)	(7.4)
Purchase of shares to satisfy employee tax on vested stock	(9.8)	(9.6)
Debt issuance costs	—	(6.6)
Net cash (required) provided by financing activities	(12.0)	462.8
Net increase (decrease) in cash and cash equivalents	41.1	(29.7)
Cash and cash equivalents at beginning of period	72.9	95.8
Cash and cash equivalents at end of period (1)	$114.0	$66.1
(1) Ending cash as of September 30, 2022 includes $1.8 million of cash presented within assets held for sale on the Consolidated Balance Sheet.

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in millions)
Net Income	$32.0	$23.7	$91.2	$60.4
Impact of acquisition and divestiture-related expenses, net of tax(1)	1.7	4.1	4.3	14.1
Adjusted Net Income	$33.7	$27.8	$95.5	$74.5

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in dollars per share)
Diluted EPS	$0.66	$0.49	$1.87	$1.23
Impact of acquisition and divestiture-related expenses(1)	0.04	0.08	0.09	0.29
Adjusted Diluted EPS	$0.70	$0.57	$1.96	$1.52

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year 2022 Guidance(1)
	2022	2021	2022	2021	Low	High
Revenues	$603.9	$559.1	$1,742.5	$1,514.6	$2,200.0	$2,250.0

Net income	32.0	23.7	91.2	60.4	239.5	252.3
Add:
Interest expense, net	8.6	7.3	23.4	15.9	32.5	32.5
Provision for income taxes	8.6	6.4	25.1	15.0	71.5	71.2
Depreciation, depletion, and amortization expense(2)	39.6	39.0	116.9	107.0	155.0	160.0
EBITDA	88.8	76.4	256.6	198.3	498.5	516.0
Add:
Gain on storage tanks divestiture	—	—	—	—	(190.0)	(198.0)
Impact of acquisition and divestiture-related expenses(3)	2.2	5.5	5.6	18.7	11.5	12.0
Other, net (income) expense(4)	(0.2)	0.1	1.2	0.4	—	—
Adjusted EBITDA	$90.8	$82.0	$263.4	$217.4	$320.0	$330.0
Adjusted EBITDA Margin	15.0%	14.7%	15.1%	14.4%	14.5%	14.7%

(1) Full year 2022 guidance has been adjusted for the divestiture of our storage tanks business completed on October 3, 2022.
(2) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(3) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(4) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $0.0 million and $0.1 million for the three months ended September 30, 2022 and 2021, respectively, and $1.5 million and $0.6 million for the nine months ended September 30, 2022 and 2021, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Construction Products
Revenues	$244.2	$227.4	$701.6	$585.1

Operating Profit	27.6	26.8	72.4	60.5
Add: Depreciation, depletion, and amortization expense(1)	26.3	25.2	77.2	64.8
Segment EBITDA	53.9	52.0	149.6	125.3
Add: Impact of acquisition and divestiture-related expenses(2)	—	2.6	—	7.3
Adjusted Segment EBITDA	$53.9	$54.6	$149.6	$132.6
Adjusted Segment EBITDA Margin	22.1%	24.0%	21.3%	22.7%

Engineered Structures
Revenues	$277.0	$250.1	$796.1	$699.6

Operating Profit	37.1	23.6	106.9	70.2
Add: Depreciation and amortization expense(1)	8.1	8.3	24.1	25.1
Segment EBITDA	45.2	31.9	131.0	95.3
Add: Impact of acquisition and divestiture-related expenses(2)	0.6	0.4	0.6	1.4
Adjusted Segment EBITDA	$45.8	$32.3	$131.6	$96.7
Adjusted Segment EBITDA Margin	16.5%	12.9%	16.5%	13.8%

Transportation Products
Revenues	$82.7	$81.6	$244.8	$230.0

Operating Profit	1.0	1.5	7.2	6.9
Add: Depreciation and amortization expense(1)	3.9	4.6	11.8	13.7
Segment EBITDA	4.9	6.1	19.0	20.6
Adjusted Segment EBITDA	$4.9	$6.1	$19.0	$20.6
Adjusted Segment EBITDA Margin	5.9%	7.5%	7.8%	9.0%

Operating Loss - Corporate	$(16.7)	$(14.4)	$(45.6)	$(45.9)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	1.6	2.5	5.0	10.0
Add: Corporate depreciation expense	1.3	0.9	3.8	3.4
Adjusted EBITDA	$90.8	$82.0	$263.4	$217.4
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash Provided by Operating Activities	$71.4	$25.7	$182.6	$76.8
Capital expenditures	(33.0)	(19.3)	(85.9)	(60.8)
Free Cash Flow	$38.4	$6.4	$96.7	$16.0

Net income	$32.0	$23.7	$91.2	$60.4
Free Cash Flow Conversion	120%	27%	106%	26%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

September 30, 2022
Total debt excluding debt issuance costs	$716.1
Cash and cash equivalents	112.2
Net Debt	$603.9

Adjusted EBITDA (trailing twelve months) (1)	$335.7
Net Debt to Adjusted EBITDA	1.8

(1) Adjusted EBITDA includes an 8 month pro forma adjustment of $6.4 million based on Adjusted EBITDA for RAMCO of $9.6 million for the twelve months ended February 28, 2022.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Cyclical, Growth, and Storage Tanks Businesses
(in millions)
(unaudited)

We have included the following tables to assist investors in understanding the different market dynamics impacting our various businesses and their overall impact on the Company's consolidated Adjusted EBITDA.

	Year Ended December 31,				Full Year 2022 Guidance(1)
	2018	2019	2020	2021	Low	High

Consolidated Adjusted EBITDA(2)	$186.5	$240.7	$283.7	$283.3	$320.0	$330.0
Add: Corporate Adjusted EBITDA(2)	32.0	43.7	48.2	45.4	50.0	50.0
Adjusted EBITDA, excluding corporate	218.5	284.4	331.9	328.7	370.0	380.0

Wind towers business:
Operating Profit	56.7	55.5	41.8	19.9
Add: Depreciation and amortization expense	8.4	7.9	7.8	7.3
Wind towers EBITDA	65.1	63.4	49.6	27.2
Wind towers Adjusted EBITDA	65.1	63.4	49.6	27.2	12.0	13.0

Transportation Products Adjusted Segment EBITDA(2)	63.9	63.7	77.6	24.2	20.5	22.0
Cyclical businesses Adjusted EBITDA(3)	129.0	127.1	127.2	51.4	32.5	35.0

Growth businesses Adjusted EBITDA(4)	$89.5	$157.3	$204.7	$277.3	$337.5	$345.0

(1) Full year 2022 guidance has been adjusted for the divestiture of our storage tanks business, reported within the Engineered Structures segment, completed on October 3, 2022.
(2) See Reconciliation of Adjusted Segment EBITDA table.
(3) Our cyclical businesses include our wind towers business, included in the Engineered Structures segment, and our Transportation Products segment, which includes our barge and steel components businesses.
(4) Our growth businesses include our Construction Products segment and our Engineered Structures segment, excluding the wind towers business.

	Year Ended December 31, 2018	Average for Years Ended December 31, 2019-2021	Year Ended December 31, 2021	Nine Months Ended September 30, 2022
Storage tanks business:
Operating Profit	$(9.5)	$21.9	$36.8	$40.8
Add: Depreciation and amortization expense	5.7	7.0	7.3	5.1
Storage tanks EBITDA	(3.8)	28.9	44.1	45.9
Add: Impact of acquisition and divestiture-related expenses	—	—	—	0.6
Storage tanks Adjusted EBITDA	$(3.8)	$28.9	$44.1	$46.5

972.942.6500	15	arcosa.com